Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-107090) of Citadel Security Software Inc. of our report dated February 4, 2005, except for Notes I, N and R to which the date is March 30, 2005, relating to the financial statements of Citadel Security Software Inc. which appear in this Form 10-KSB.

/s/ KBA Group LLP
KBA Group LLP
Dallas, Texas
March 30, 2005